Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 033-52103 and 333-74459) of our report dated June 17, 2026, with respect to the financial statements and supplemental schedule of Ingles Markets, Incorporated Investment/Profit Sharing Plan, included in this Annual Report on Form 11‑K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Jackson, Mississippi

June 17, 2026